UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                         (Amendment No.____________)(1)


                              RTIN Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74973T104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 29, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74973T104


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Apollonia, L.L.C.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)
   -----------------------------------------------------------------------------
(b)
   -----------------------------------------------------------------------------
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Louisiana
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,833,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,833,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,833,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     OO-L.L.C.
________________________________________________________________________________

CUSIP No. 74973T104



Item 1(a).  Name of Issuer:


            RTIN Holdings, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            3218 Page Road, Longview, TX  75605
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Apollonia, L.L.C.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            303 Audubon Trace, Jefferson, LA  70121
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Louisiana
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            74973T104
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 74973T104

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,833,500
          ______________________________________________________________________

     (b)  Percent of class: 9%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  1,833,500
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote  0
                                                          _____________________,


          (iii) Sole power to dispose or to direct the disposition of 1,833,500
                                                                     __________,


          (iv)  Shared power to dispose or to direct the disposition of  0
                                                                        ________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


         _______________________________________________________________________

Item 8.  Identification and Classification of Members of the Group.



         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.



          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        7-29-03
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Laurence I. Solow
                                        ----------------------------------------
                                                      (Signature)


                                            Laurence I. Solow, Managing Member
                                        ----------------------------------------
                                                      (Name/Title)